Exhibit 4.5

Execution version

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is dated as of October 12, 2006 and is by and among NEW JERSEY RESOURCES CORPORATION (“NJRC”), a New Jersey corporation, NJR ENERGY SERVICES COMPANY (“NJRESC”), a New Jersey corporation (a “Borrower” and NJRC and NJRESC, together, the “Borrowers”) and BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY, a New York trust company (the “Bank”).

WHEREAS, the Borrowers have requested the Bank to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $30,000,000;

WHEREAS, the Borrowers are jointly and severally liable as obligors under this Agreement; and

WHEREAS, the Borrowers desire the Bank to extend credit to the Borrowers, and the Bank agrees to extend credit to the Borrowers, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby confirmed and acknowledged, the Borrowers and the Bank hereby agree as follows:

Section 1.               Definitions and Interpretation.

As used herein, the following terms shall have the meanings set forth below:

(a)           “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person.

(b)           “Agreement Date” shall mean the date first set above, such date being the date as of which this Agreement was executed and delivered by the parties hereto.

(c)           “Applicable Law” shall mean, anything in Section 13 to the contrary notwithstanding, (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (A) constitutions, statutes, rules, regulations and orders of governmental bodies, (B) Governmental Approvals and (C) orders, decisions, judgments and decrees of all courts and arbitrators.

(d)           “Authorized Officer” shall mean those individuals, designated by written notice to the bank from the Borrowers, authorized to execute notices, reports and other documents on behalf of the Borrowers required hereunder.  The Borrowers may amend such list of individuals from time to time by giving written notice of such amendment to the Bank.

(e)           “Bank’s Office” shall mean Bank of Tokyo-Mitsubishi UFJ Trust Company, 1251 Avenue of the Americas, 12th Floor, New York, New York 10020-1104.

(f)            “Business Day” shall mean any day except a day (i) which is a Saturday or a Sunday, or (ii) on which commercial banks are not required or authorized to remain open for the regular transaction of international and domestic business in the City of New York.

(g)           “Consolidated Income from Operations” for any period of determination shall mean (i) the sum of net income (provided that there shall be excluded from net income: (a) any extraordinary items of gain or loss (including, without limitation, those items created by mandated changes in accounting treatment), and (b) any gain or loss of any Person accounted for on the equity method except to the extent of cash distributions received by NJRC or any Subsidiary of NJRC during the period of determination with respect to any gain of any Person accounted for on the equity method), depreciation, amortization, other non-cash charges to net income, interest expense and income tax expense minus (ii) non-cash credits to net income, in each case of NJRC and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

(h)           “Consolidated Interest Expense” for any period of determination shall mean interest expense for such period of NJRC and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

(i)            “Consolidated Shareholders’ Equity” shall mean as of any date of determination the sum of the amounts under the headings “Common Shareholders’ Equity” and “Preferred Shareholders’ Equity” on the balance sheet, prepared in accordance with GAAP, for NJRC and its Subsidiaries on a consolidated basis as of such date of determination.

(j)            “Consolidated Total Capitalization” shall mean as of any date of determination the sum of (i) Consolidated Total Indebtedness, plus (ii) Consolidated Shareholders’ Equity.

(k)           “Consolidated Total Indebtedness” shall mean as of any date of determination total Indebtedness, without duplication, of NJRC and its Subsidiaries.

(l)            “Credit Agreement Related Claim” shall mean any claim (whether sounding in tort, contract or otherwise) in any way related to, arising out of, or connected with, this Agreement, or the relationships established hereunder or thereunder, whether such claim arises or is asserted before or after the Agreement Date.

(m)          “Credit Facility” shall have the meaning ascribed to such term in Section 2 hereof.

(n)           “Credit Facility Termination Date” shall mean October 12, 2009.

(o)           “Default” shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

(po)         “Dollars” and the sign “$” shall each refer to the lawful currency of the United States of America.

(q)           “Environmental Laws” shall mean as of any date the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, and the Occupational Safety and Health Act, as such laws have been amended or supplemented, and any Federal, state, or local statute, ordinance, rule or regulation in effect.

(r)            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

(s)           “Event of Default” shall have the meaning ascribed to such term in Section 11 of this Agreement.

(t)            “GAAP” shall mean generally accepted accounting principles applicable in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

(u)           “Governmental Approval” shall mean any authorization, consent, approval, license or exemption of, registration or filing with, or report or notice to, a governmental unit.

(v)           “Guaranty of any Person” shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

(w)          “Hedging Contract Policies” shall mean the written internal policies and procedures with respect to hedging or trading of gas contracts or other commodity, hedging contracts of any kind, or any derivatives or other similar financial instruments of NJRC and its Subsidiaries, as in effect on the date of this Agreement and as hereafter amended from time to time, a copy of which has been delivered to the Bank.

(x)            “Hedging Transaction” shall mean any transaction entered into by a Loan Party or any of its Subsidiaries in accordance with the Hedging Contract Policies.

(y)           “Hybrid Security” shall mean any of the following: (i) beneficial interests issued by a trust which constitutes a Subsidiary of the Borrowers, substantially all of the assets of which trust are unsecured Indebtedness of the Borrowers or any Subsidiary of the Borrowers or proceeds thereof, and all payments of which Indebtedness are required to be, and are, distributed to the holders of beneficial interests in such trust promptly after receipt by such trust, or (ii) any shares of capital stock or other equity interest that, other than solely at the option of the issuer thereof, by their terms (or by the terms of any security into which they are convertible or exchangeable) are, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased, in whole or in part, or have, or upon the happening of an event or the passage of time would have, a redemption or similar payment.

(z)            “Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate or currency exchange rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), (v) any Hedging Transaction, to the extent that any indebtedness, obligations or liabilities of such Person in respect thereof constitutes “indebtedness” as determined in accordance with GAAP, (vi) any Guaranty of any Hedging Transaction described in the immediately preceding clause (v), (vii) any Guaranty of Indebtedness for borrowed money, (viii) any Hybrid Security described in clause (i) of the definition of Hybrid Security, or (ix) the mandatory repayment obligation of the issuer of any Hybrid Security described in clause (ii) of the definition of Hybrid Security.

(aa)         “Interest Payment Date” shall mean the last Business Day of each calendar month and the Credit Facility Termination Date.

(bb)         “Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

(cc)         “Loan” shall mean any loan of Dollars made by the Bank to the Borrowers under Section 3 of this Agreement.

(dd)         “Materially Adverse Effect” shall mean, (i) with respect to any Person, any materially adverse effect on such Person’s assets, liabilities, financial condition or results of operations, (ii) with respect to any contract, agreement or other obligation (other than this Agreement), any materially adverse effect, as to any party thereto, upon the binding nature thereof or the validity or enforceability thereof and (iii) with respect to this Agreement, any materially adverse effect on the legality, binding nature, validity or enforceability thereof.

(ee)         “Maximum Permissible Rate” shall mean, with respect to interest payable on any amount, the rate of interest on such amount that, if exceeded, could, under Applicable Law, result in (i) civil or criminal penalties being imposed on the Bank or (ii) the Bank’s being unable to enforce payment of (or, if collected, retain) all or any part of such amount or the interest payable thereon.

(ff)           “Official Body” shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

(gg)         “Overnight Fed Funds Open Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (and, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York as posted on the page entitled “FED FUNDS OVERNIGHT & TERM” on a Bloomberg Terminal, referenced in Exhibit A hereto or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three federal funds brokers of recognized standing selected by the Bank.

(hh)         “Overnight Fed Funds Rate Loan” shall mean any Loan that bears interest at the Overnight Fed Funds Open Rate.

(ii)           “Permitted Liens” shall mean any and all (i) Liens for Taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty; (ii) Liens in favor of carriers, materialmen, warehousemen, mechanics, landlords, suppliers, lessors or other like Liens incurred in the ordinary course of business for sums not overdue and Liens of landlords securing obligations to pay lease payments that are not yet overdue or in default;(iii) pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs; (iv) any Lien arising out of judgments or awards but only to the extent that the creation of any such Lien shall not be an event or condition which, with or without notice or lapse of time or both, would cause Borrower to be in violation of Section 11(i); (v) security interests in favor of lessors of personal property, which property is the subject of a true lease; (vi) good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business; (vii) encumbrances consisting of zoning restrictions, easements, rights-of-way or other restrictions on the use of real property and minor defects to title to real property, none of which materially impairs the use of such property or the value thereof; (viii) Liens on property leased by any Borrower or Subsidiary of a Borrower securing obligations of such Borrower or Subsidiary to the lessor under such leases, to the extent the payments or other amounts due and owing under any such lease constitute Indebtedness; (ix) any Lien existing on the date of this Agreement and described on Schedule A, provided, that, to the extent any such Lien secures Indebtedness permitted hereunder, such Lien may continue to secure any renewals or extensions of such Indebtedness permitted so long as (A) the principal amount of the Indebtedness secured by any such Lien is not hereafter increased and (B) no additional assets become subject to such Lien, such Indebtedness is permitted; (x) Purchase Money Security Interests, provided, that the aggregate amount of loans and deferred payments secured by such Purchase Money Security Interests shall not exceed $20,000,000 (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule A); (xi) the following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and could not be reasonably expected to result in a Material Adverse Effect:  (1) claims or Liens for Taxes due and payable and subject to interest or penalty, provided that the applicable Borrower maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such Taxes forthwith upon the commencement of proceedings to foreclose any such Lien; (2) claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; or (3) claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; and (xii) any other Liens disclosed by the Borrowers to the Bank and consented to in writing by the Bank.

(jj)           “Person” shall mean any individual, sole proprietorship, corporation, partnership, trust, unincorporated association, mutual company, joint stock company, trade association or other business organization.

(kk)         “Post-Default Rate” shall mean a rate of interest per annum equal to the Prime Rate as in effect from time to time plus two percent (2%).

(ll)           “Prime Rate” shall mean the rate of interest per annum publicly announced by the Bank from time to time in the City of New York as its “prime rate”, which rate of interest may not be the lowest or best rate of interest offered by the Bank at any given time to any class of borrower.  Any change in the Prime Rate shall result in an immediate corresponding change in any rate of interest based on the Prime Rate.

(mm)       “Purchase Money Security Interest” shall mean Liens upon tangible personal property securing loans to any Borrower or Subsidiary of a Borrower or deferred payments by such Borrower or Subsidiary for the purchase of such tangible personal property.

(nn)         “SEC” shall mean the Securities and Exchange Commission or any governmental agencies substituted therefor.

(oo)         “SEC Filings” shall mean NJRC’s Form 10-K, filed with the SEC for the fiscal year ended September 30, 2005 and Forms 10-Q, the first filed with the SEC for the fiscal quarter ended December 31, 2005, the second filed with SEC for the fiscal quarter ended March 31, 2006 and the third filed with the SEC for the fiscal quarter ended June 30, 2006.

(pp)         “Subsidiary” shall mean, with respect to any Person, any other Person (i) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (ii) the other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrowers.

(qq)         “Tax” shall mean any federal, state or foreign tax, assessment or other governmental charge or levy (including withholding tax) upon a Person or upon its assets, revenues, income or profits.

Section 2.             Terms of the Credit.

(a)           Upon the terms and conditions of this Agreement, and in reliance upon the representations and warranties of the Borrowers set forth in Section 8 hereof, the Bank shall, from time to time during the period from the Agreement Date to the Credit Facility Termination Date, extend credit to the any of the Borrowers in the form of Loans (the “Credit Facility”).  The sum of the aggregate principal amounts of all outstanding Loans shall not at any time exceed Thirty Million United States Dollars (U.S.$30,000,000.00) (the “Commitment”).  Within the foregoing limits, the Borrowers may borrow Loans, repay Loans, prepay Loans (to the extent permitted under Sections 3 hereof), and re-borrow Loans on or after the Agreement Date up to the Business Day before the Credit Facility Termination Date, in accordance with the terms hereof.

(b)           The Borrowers may reduce the Commitment by giving the Bank notice (which shall be irrevocable) thereof no later than 10:00 a.m. (New York time) on the fifth Business Day before the requested date of such reduction.

(c)           Each Borrower acknowledges and agrees that each Borrower shall be liable, on an conditional joint and several basis, for all of Loans and other obligations hereunder, and further acknowledges and agrees that Loans to any Borrower inure to the mutual benefit of all of the Borrowers and that the Bank is relying on the unconditional joint and several liability of the Borrowers in extending Loans hereunder.

Section 3.             The Loans.

(a)           The Loans shall be made in integral multiples of $500,000.00.

(b)           For each proposed Loan, a Borrower shall give the Bank written notice of its proposal (which notice shall be irrevocable) no later than 9:00 a.m. (New York time) on the disbursement date for such Loan that is an Overnight Fed Funds Rate Loan.  Each such notice shall specify (i) the requested disbursement date of the proposed Loan, which disbursement date shall be a Business Day, and (ii) the amount of such proposed Loan.  Such notice for the extension of a Loan shall be (i) executed by purportedly duly authorized officers of such Borrower and (ii) made by telecopier, or telex, to be confirmed in writing or by telephone.  A Borrower shall notify the Bank in writing of the names of their respective officers authorized to request Loans on behalf of the Borrower and shall provide the Bank with the specimen signatures of such officers.  The proceeds of each Loan shall be disbursed by the Bank by crediting a Borrower’s designated account at ICAP Futures, L.L.C., until further written notice by Borrower, with immediately available funds or in such other manner as may be acceptable to the Borrower and the Bank.  Subject to the terms and conditions of this Agreement, if a Borrower shall properly and timely request a Loan under this subsection 3(b), then the Bank shall disburse the proceeds of such Loan no later than 12:00 p.m. (New York time) on the disbursement date therefor.

(c)           Subject to Section 6 below, the Borrowers may, at any time and from time to time, prepay Loans in whole or in part together with accrued interest, except that any partial prepayment shall be in an aggregate principal amount of at least $500,000.00.  A Borrower shall give the Bank written notice of each prepayment no later than 12:00 noon (New York time), on the date of such prepayment.  Each written notice of prepayment shall specify the date on which prepayment is to be made and the amount to be prepaid.

(d)           The Borrowers shall repay to the Bank on the Credit Facility Termination Date the aggregate principal of Loans outstanding on such date.

Section 4.             Interest.

Unless an Event of Default is continuing, each Loan shall bear interest on the outstanding principal amount thereof at the applicable Overnight Fed Funds Open Rate of interest plus 0.50%; Interest so accrued on each Loan shall be due and payable in arrears to the Bank by the Borrowers on the Loan’s Interest Payment Date(s).  Nothing contained in this Agreement or in any other documentation for the Loans shall require the Borrowers at any time to pay interest at a rate exceeding the Maximum Permissible Rate.  If the interest payable to the Bank on any date would exceed the maximum amount permitted by the Maximum Permissible Rate, such interest payment shall be reduced automatically to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Maximum Permissible Rate, shall be increased by the unpaid amount of such reduction.  During an Event of Default, each Loan (whether or not due) and, to the maximum extent permitted by Applicable Law, each other amount due and payable hereunder shall bear interest at the applicable Post-Default Rate, which interest shall be payable on demand.  Interest payable under this Agreement shall be calculated on the basis of a year of 360 days and paid on the actual number of days elapsed.

Section 5.             Payments by the Borrowers.

(a)           Time, Place and Manner.  All payments due to the Bank under this Agreement shall be made to the Bank at the Bank’s Office or at such other address in the City of New York as the Bank may designate.  Except as otherwise specified in this Agreement, a payment shall not be deemed to have been made on any day unless such payment has been received at the required place of payment, in Dollars and in funds immediately available, no later than 2:00 p.m. (New York time) on such day.

(b)           No Reductions.  All payments due to the Bank under this Agreement shall be made by each Borrower without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax, except for any withholding or deduction for Taxes required to be withheld or deducted under Applicable Law.

(c)           Taxes.  If any Tax is required to be withheld or deducted from, or is otherwise payable by the any Borrower in connection with, any payment due to the Bank under this Agreement, such Borrower (i) shall, if required, withhold or deduct the amount of such Tax from such payment and, in any case, pay such Tax to the appropriate taxing authority in accordance with Applicable Law and (ii) shall pay to the Bank such additional amounts as may be necessary so that the net amount received by the Bank with respect to such payment, after withholding or deducting all Taxes required to be withheld or deducted, is equal to the full amount payable under this Agreement. If any Tax is withheld or deducted from any payment due to the Bank under this Agreement, such Borrower shall, within thirty (30) days after the date of such payment, furnish to the Bank the original or a certified copy of a receipt for such Tax from the applicable taxing authority.

(d)           Authorization to Charge Accounts.  Each Borrower hereby authorizes the Bank, if and to the extent any amount payable by any Borrower under this Agreement is not otherwise paid when due, to charge such amount against any or all of the accounts any Borrower maintains with any branch or office of the Bank or its Affiliates (as if the Bank and its Affiliates were one and the same entity), with the Borrowers remaining liable for any deficiency.

(e)           Extension of Payment Dates.  Unless otherwise provided herein, whenever any payment to the Bank under this Agreement shall be due (otherwise than by reason of acceleration) on a day that is not a Business Day, the date of payment thereof shall be extended to the next succeeding Business Day.  If the date for any payment under this Agreement is extended, such payment shall bear interest for such extended time at the rate of interest applicable hereunder.

Section 6.             Loan Prepayment and Funding Losses; Overnight Fed Funds Open Rate Funding.

Anything in this Agreement to the contrary notwithstanding, if the Bank determines (which determination shall be binding and conclusive) that quotations of interest rates for the relevant deposits in the definition of Overnight Fed Funds Open Rate in Section 1 are not being provided in the approximate relevant amounts or for the relevant maturities for purposes of determining the rates of interest for Overnight Fed Funds Rate Loans, then the Bank shall give the Borrowers prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make any Loans based on such definition, and the Bank and the Borrowers shall agree forthwith to make Loans based on another mutually acceptable base rate.

Section 7.               Evidence of Indebtedness.

(a)           The Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Bank resulting from each Loan made by the Bank, including the amounts of principal and interest payable and paid to the Bank from time to time.  (b) The Bank shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to the Bank hereunder and (iii) the amount of any sum received by the Bank hereunder for the account of the Banks.

(c)           The entries made in the accounts maintained pursuant to subsections (a) and (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by the Bank to maintain such accounts or any error therein shall not affect the Borrowers obligation to repay the Loans in accordance with the terms of this Agreement.

(d)           The Bank may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrowers shall prepare, execute and deliver to such Bank a promissory note payable to the order of the Bank (or, if requested by the Bank, to the Bank and its registered assigns) and in a form approved by the Bank.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 8.             Representations and Warranties of the Borrowers.

In order to induce the Bank to enter into this Agreement and to extend the Credit Facility to the Borrowers, each Borrower hereby represents and warrants the following to the Bank as of the Agreement Date:

(a)           Each Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its creation, (ii) has all requisite organizational power, authority and legal right to conduct its business as now conducted and as contemplated by its certificate of incorporation and by-laws, to make borrowings hereunder, to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereunder and thereunder, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualifications necessary, except that this Section (a)(iii) shall not apply to qualifications the lack of which, singly or in the aggregate, has not had and will not have a Materially Adverse Effect on each Borrower.

(b)           Each Borrower is not in violation of its by-laws or certificate of incorporation or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement or lease to which each Borrower is a party or by which it may be bound.  The execution and delivery of any of this Agreement and the incurrence of the obligations and the consummation of the transactions herein and therein contemplated will not conflict with, or constitute a breach of or default under, certificate of incorporation or by-laws of each Borrower or any material contractual restriction, instrument, indenture, mortgage, agreement or lease to which each Borrower is a party or by which it may be bound, or any law, administrative rule or regulation or court decree.

(c)           This Agreement has been duly authorized, executed and delivered by the Borrowers, and constitutes a legal, valid and binding obligation of the Borrowers enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

(d)           No consent, approval, authorization, order, registration or qualification of or with any court, any regulatory authority or other governmental agency or body is required for the execution or delivery of this Agreement by each Borrower or for the consummation of the transactions contemplated by this Agreement.

(e)           No Default has occurred and is continuing.

(f)            Except as set forth in the SEC Filings, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any of the Borrower, threatened against such Borrower before any court, tribunal, governmental authority or any body or Person with judicial or quasi-judicial authority which has a significant possibility of having a Materially Adverse Effect on any of the Borrowers or its ability to perform under this Agreement.

(g)           Each Borrower has filed or caused to be filed all Tax returns required to have been filed and has paid all Taxes shown to be due and payable on such returns or on any assessments made against them (other than those being contested in good faith) and, to the best of each Borrower’s knowledge, no Tax Liens have been filed and no claims are being asserted with respect to such Taxes which are not reflected in the financial statements referred to in Section 10(c) hereof, which, if adversely determined, would, in the aggregate, have a Materially Adverse Effect on the value of the total enterprise represented by any of the Borrowers.

(h)           No Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(i)            Each Borrower is currently in compliance with all Applicable Laws (including, without limitation, ERISA and Environmental Laws), the non-compliance with which would have a Materially Adverse Effect on any Borrower under this Agreement.

(j)            No fact or circumstance, to the best of each Borrower’s present knowledge, either alone or in conjunction with all other such facts and circumstances, has had or might in the future have (so far as each Borrower can foresee) a Materially Adverse Effect on any Borrower under this Agreement.

Section 9.             Conditions Precedent.

(a)           The obligation of the Bank to enter into this Credit Agreement and make the initial Loan is subject to satisfaction of the following conditions:

(i)                                     receipt by the Bank in form and substance satisfactory to the Bank of evidence of each Borrower’s authority to borrow from the Bank in the form of executed approval of its Board of Directors;

(ii)                                  receipt by the Bank in form and substance satisfactory to the Bank of duly executed originals of this Agreement;

(iii)                               receipt by the Bank in form and substance satisfactory to the Bank of a secretary’s certificate as to the signature and incumbency of the officers of each Borrower executing this Agreement;

(iv)                              receipt by the Bank in form and substance satisfactory to the Bank of certified copies of the each Borrower’s certificate of incorporation and by-laws, together with any amendments thereto.

(b)           The making of each Loan (including the initial Loan) shall be subject to the Bank’s reasonable determination that each of the following conditions has been fulfilled:  (i) the Bank shall have received a notice of borrowing prepared and delivered in accordance with the terms of Section 3 hereof;  (ii) the Bank shall have received all applicable documents, information and other items required by this Agreement;  (iii) each representation and warranty contained in Section 8 hereof shall be true and correct at and as of the date any Loan is made (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein); (iv) no Default shall have occurred and be continuing at the time any Loan is to be made; and (v) such Loan shall not contravene any Applicable Law applicable to the Bank.

Section 10.             Covenants of the Borrowers.

From the date hereof and until the Credit Facility shall have been terminated or have expired and all amounts due hereunder are paid in full:

(a)           Each Borrower shall not consolidate with, merge into, or acquire, any other Person or permit any other Person to consolidate with, merge into, or acquire, it without the prior written consent of the Bank unless (i) any Borrower is the surviving entity, (ii) such Borrower provides the Bank with at least 30 days prior written notice of any such consolidation, merger or acquisition, (iii) based on projections and financial statements prepared in accordance with the accounting standards generally employed in the preparation of  each Borrowers  financial reports and such other information as the Bank may reasonably request, any such consolidation, merger or acquisition will result in a surviving entity having a “Net Worth” that is equal to or greater than the Net Worth of the  such  Borrower immediately prior to such consolidation, merger or acquisition and (iv) said surviving entity shall fully assume liability for the performance of all obligations under this Agreement.  For the purposes of this Agreement, “Net Worth” shall mean stockholders’ equity as determined in accordance with the accounting standards generally employed in the preparation of a Borrower’s financial reports.

(b)           The Borrowers will not sell, lease, transfer or otherwise dispose of any of its assets, except that this Section 10(b) shall not apply to (i) any disposition of assets, including, but not limited to, the sale of inventory, in the ordinary course of business; (ii) any sale, transfer, lease or other disposition of assets which are no longer necessary or required in the conduct of Borrowers’ business as currently conducted or any disposition of obsolete or retired property not useful to the Borrowers; (iii) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased; or (iv) any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iii) above, provided that (A) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, and (B) the aggregate net book value of all assets so sold by the Borrowers shall not exceed in any fiscal year five (5%) of the consolidated total assets of the Borrowers as determined on a consolidated basis in accordance with GAAP.

(c)             (i) NJRC shall submit to the Bank, in reasonable detail and within ninety (90) days following the close of each fiscal year of NJRC (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), certified copies of the complete annual financial statements of NJRC and its consolidated Subsidiaries, including, but not limited to, the balance sheet and profit and loss statement for such fiscal year including statements of income, retained earnings and cash flows of NJRC for such annual period.  The Borrowers will be deemed to have complied with the delivery requirements of this Section 10(c)(i) if within ninety (90) days after the end of their fiscal year (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrowers deliver to the Bank a copy of its Annual Report and Form 10-K as filed with the SEC and the financial statements and certification of public accountants contained therein meets the requirements described in this Section.

(ii) NJRC shall submit to the Bank, in reasonable detail and as soon as available and in any event within forty five (45) days after the close of each fiscal quarter of NJRC (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), copies of the complete financial statements of NJRC and its consolidated Subsidiaries, including, but not limited to, the balance sheet and profit and loss statement for such periods including statements of income, retained earnings and cash flows of NJRC for such quarterly period.  The Borrowers will be deemed to have complied with the delivery requirements of this Section 10(c)(ii) if within forty-five (45) days after the end of their fiscal quarter (or such earlier or later date, from time to time established by the SEC in accordance with the Securities Exchange Act of 1934, as amended), the Borrowers deliver to the Bank a copy of its Form 10-Q as filed with the SEC and the financial statements contained therein meets the requirements described in this Section.

(iii) Such financial reports shall be prepared in accordance with GAAP applied consistently to all applicable periods, shall present fairly the financial condition of NJRC and its consolidated Subsidiaries and shall be accompanied by a certificate of a duly authorized officer of NJRC stating that he has made or caused to be made a review of NJRC’s transactions and condition during the relevant period of NJRC covered by such financial reports and that such review has not disclosed the existence of any event or condition which constitutes a Default or, if any such condition existed or exists, the nature thereof and the action the Borrowers has taken or proposes to take with respect thereto.

(iv) Each Borrower shall submit to the Bank, in reasonable detail and as soon as available, such further information regarding the condition or operations, financial or otherwise, of each Borrower and its Subsidiaries, as the Bank from may time to time reasonably request, provided that such request shall be in connection with required reporting by the Bank to a regulatory agency.

(d)           Each Borrower shall (i) preserve and maintain its existence and all of its franchises, licenses, rights and privileges required for the conduct of business, (ii) preserve and maintain insurance with responsible insurance companies against at least such risks and in at least such amounts as it customarily maintained by similar businesses, or as may be required by Applicable Law, (iii) preserve, protect and obtain all intellectual property, and preserve and maintain in good repair, working order and condition all other properties, required for the conduct of its business, (iv) not make any changes in its business activities that have a Materially Adverse Effect on each  Borrower (except as otherwise permitted under this Agreement), (v) comply in all material respects with all Applicable Law (including ERISA and Environmental Laws), (vi) pay or discharge when due all Taxes and all Indebtedness that can be reasonably expected to become a Lien on any of its properties, except to the extent that any such Lien is contested in good faith by such Borrower in proper proceedings promptly instituted and diligently pursued to the reasonable satisfaction of the Bank and that such Borrower shall maintain adequate reserves for the satisfaction of such Lien in accordance with generally accepted accounting principles,  (vii) not create, assume or incur, or permit or suffer to exist or to be created, assumed or incurred, any Lien (except a Permitted Lien) upon any of its properties or assets of any character, whether now owned or hereafter acquired, or upon any income or profits therefrom, and (viii) take all action and obtain all consents and Governmental Approvals required so that its obligations hereunder will at all times be legal, valid and binding and enforceable in accordance with their respective terms.

(e)           If any law, guideline or interpretation or any change in any law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of law) of any central bank or other Official Body:

(i)                                     subjects the Bank to any tax or changes the basis of taxation with respect to this Agreement, the Loans or payments by any Borrower of principal, interest or other amounts due from the Borrowers hereunder (except for taxes on the overall net income of the Bank),

(ii)                                  imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of deposits with or for the account of, or other acquisitions of funds by, the Bank or any lending office of the Bank, or

(iii)                               imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, other credits or commitments to extend credit extended by, the Bank, or (B) otherwise applicable to the obligations of the Bank or any lending office of the Bank under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon the Bank or any lending office of the Bank with respect to this Agreement or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on the Bank’s capital, taking into consideration the Bank’s customary policies with respect to capital adequacy) by an amount which the Bank, in its reasonable discretion, deems to be material, the Bank shall from time to time notify the Borrowers of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by the Bank to be necessary to compensate the Bank for such increase in cost, reduction in income, additional expense or reduced rate of return.  Such notice shall set forth in reasonable detail the basis for such determination and shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.  Such amount shall be due and payable by the Borrowers within thirty (30) Business Days after written demand by the Bank.

(f)            Each Borrower covenants and agrees that this Agreement will at all times constitute direct, binding and enforceable obligations of the Borrowers.

(g)           Promptly upon becoming aware of the existence of any condition or event which could have a Materially Adverse Effect on, or constitute a default or Default under, this Agreement, the Borrowers will provide written notice to the Bank specifying the nature and period of existence thereof and the action the Borrowers is taking or propose(s) to take with respect thereto.

(h)           The Borrowers shall use the proceeds of the Loans only for general corporate purposes including working fund of the Borrowers. None of the proceeds of the Loans shall be used to purchase or carry, or to reduce, retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(i)            Each Borrower shall ensure that at all times the obligations of the Borrowers hereunder shall constitute unconditional general obligations of the Borrowers ranking in priority of payment at least pari passu with all other unsecured and unsubordinated indebtedness of the Borrowers.

(j)            NJRC shall not and shall not permit any Subsidiary of NJRC to change its fiscal year from the twelve-month period beginning October 1 and ending September 30.

(k)           Each Borrower shall not at any time permit the ratio of Consolidated Total Indebtedness of the NJRC and its Subsidiaries to Consolidated Total Capitalization to exceed 0.65 to 1.00.

(l)            Each Borrower shall not permit the ratio of Consolidated Income from Operations to Consolidated Interest Expense of NJRC and its Subsidiaries, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 2.50 to 1.00.

(m)          NJRC shall submit to the Bank, in form and substance satisfactory to the Bank, at the time of delivery of the financial statements provided for in Section 10 (c) above, a certificate of an officer of NJRC, demonstrating compliance with Sections 10(k) and 10(l) hereof as of the close of each fiscal year of NJRC.

Section 11.             Events of Default.

If any of the following events (each individually referred to herein as an “Event of Default”) shall occur:

(a)           any Borrower shall fail to pay in full in the manner provided herein (i) any principal due hereunder, or  (ii) any interest or other amount due hereunder within three (3) Business Days after such interest, fee, or other amount becomes due in accordance with the terms hereof; or

(b)           any Borrower shall fail to perform, comply with or observe any of its obligations under any of Sections 10(a), 10(b), 10(f), 10(g), 10(h), 10(i), 10(j), 10(k), or 10(l) of this Agreement; or

(c)           any Borrower shall fail to perform any of its other obligations under this Agreement and such failure shall not be remedied within thirty (30) Business Days after the occurrence thereof;  or

(d)           any representation or warranty of any Borrower contained herein or in any certificate or document furnished to the Bank shall prove to be incorrect or misleading in any material respect when made;  or

(e)           a judicial order shall be made, or an effective resolution passed by the Board of the applicable Borrower, for the winding up of any Borrower, or any Borrower, or any Borrower shall cease to conduct its business in the manner conducted as of the date hereof, or any Borrower shall take any steps whatsoever to effect, approve or facilitate any of the foregoing in any way, except as expressly permitted under the terms of this Agreement; or

(f)            any Borrower:  (i) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as such debts mature;  or (ii) shall make an assignment for the benefit of its creditors;  (iii) shall petition or apply to any tribunal or other body for the appointment of a custodian, receiver, trustee or the like for it or for a substantial part of its assets, whether domestic or foreign; (iv) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect and whether domestic, international or foreign;  (v) shall have had any such petition or application filed or any such proceeding shall have been commenced against it, in which an adjudication or appointment is made or order for relief is entered, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; (vi) shall be the subject of any proceeding under which a material portion of its assets may be subject to seizure, forfeiture, or divestiture, and such proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding; (vii) by any act or omission shall indicate its consent to, approval of, or acquiescence in, any such petition, application, proceeding, order for relief, or appointment of a custodian, receiver, trustee or the like; (viii) shall suffer any such custodianship, receivership, trusteeship, or comparable status and such appointment shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days; (ix) shall take any corporate, partnership or other action whatsoever to approve, facilitate or effectuate any of the foregoing in any way; or

(g)           any authorization, consent, approval, registration or license now or hereafter necessary to enable the Borrowers to comply with its material obligations hereunder shall expire, be revoked, be withheld or otherwise be ineffective and such expiration, revocation or other ineffectiveness shall continue unremedied for a period of thirty (30) Business Days after an Authorized Officer becomes aware of the occurrence thereof;

(h)           (i) either any Borrower or any Subsidiary of the Borrowers shall fail to pay when due and payable (whether at maturity, by acceleration or otherwise, beyond any grace period with respect thereto, whether waived or not) any principal, premium or interest on any Indebtedness and any such failure(s) to pay shall in the aggregate exceed $10,000,000; or (ii) the maturity of any such Indebtedness exceeding $10,000,000 in aggregate shall have been accelerated or have been required to be prepaid prior to the stated maturity date thereof in accordance with the terms of any agreement or instrument evidencing, providing for the creation of, or concerning, such Indebtedness; or

(i)            any final judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be entered against any Borrower, or any Subsidiary of the Borrowers, and such judgments, or orders  are not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry provided, however that any such judgment or order shall not been an Event of Default under this Section 11(i) if and so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order  ;

(j)            any Borrower shall fail to perform under any agreement, lease, mortgage, indenture or other contractual arrangement between any Borrower and the Bank or any of its Affiliates such that an amount in excess of $5,000,000 shall remain outstanding past the date on which it was due and payable; or

(k)           NJRC shall fail to own, either directly or indirectly and free of any Liens, 100% of the capital stock of the NJRESC;

THEREUPON, the Bank may, in addition to enforcing all other rights and remedies available to it under Applicable Law or any contract, agreement or instrument, (i) upon notice to the Borrowers, declare the Bank’s agreement to make Loans hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) upon notice to the Borrowers declare all amounts, if any, not otherwise immediately due under this Agreement or in respect of any Loan to be, and all such amounts shall thereupon become, due and payable to the Bank.  Upon the occurrence of an Event of Default specified in Section 11(e) or 11(f), automatically and without any notice to the Borrowers, the agreements of the Bank to make Loans hereunder shall be terminated and all amounts, if any, not otherwise immediately due under this Agreement or in respect of any Loan shall be immediately due and payable to the Bank.  Presentment, demand, protest or notice of any kind (other than the notice provided for in the immediately preceding sentence) are expressly waived, anything in this Agreement to the contrary notwithstanding.  Upon the occurrence of an Event of Default, the Bank shall also have the right to terminate in its sole discretion any and all related swap, swaption, option, cap, collar and other derivative product arrangements of any kind entered into by the Bank in order to provide funding under this Agreement.

Section 12.             Illegality.

If, after the date of this Agreement, the adoption of any Applicable Law, any change therein or any change in the interpretation or administration thereof by any government, governmental agency or authority, court, tribunal, central bank or other comparable body charged with the interpretation or administration thereof or compliance by the Bank with any subsequently adopted interpretation, request, guideline or directive (whether or not having the force of law) of any such government, governmental agency or authority, court, tribunal, central bank or other comparable body shall make it unlawful or impossible for the Bank to maintain this Agreement or any Loan, then the Bank shall so notify the Borrowers and no Loans not permitted under Applicable Law shall be made and all outstanding Loans not permitted under Applicable Law shall become due and payable, without premium or penalty, upon the Borrowers’ receipt of such notice (or on such earlier or later date as may be required by such Applicable Law, interpretation, guideline, request or directive).  Notwithstanding any provision to the contrary set forth in this Section, to the extent permitted under Applicable Law, Loans so accelerated shall first be converted to Loans bearing interest based on a different rate available hereunder.

Section 13.             Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflicts of law principles.  Each Borrower irrevocably agrees that any Credit Agreement Related Claim may be brought in any Federal or New York State Court located in the City of New York and, by the execution and delivery of this Agreement, each Borrower hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, with respect to any such action or proceedings for itself and in respect of its property, assets and revenues.  Each Borrower hereby also irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.  Each Borrower further irrevocably consents to service of process out of said courts by mailing a copy thereof, by registered or certified mail, postage prepaid, to itself, and irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of such service in any legal action or proceeding brought in accordance herewith.  Each Borrower irrevocably waives, in any legal action or proceeding in any jurisdiction (whether for an injunction, specific performance, damages or otherwise), any right or claim of immunity of any kind with respect to itself or its assets including, without limitation, from attachment or execution of judgment, and  each Borrower irrevocably agrees that it and its assets are and shall be subject to any legal action or proceeding, attachment or execution in respect to its obligations under this Agreement.  Each Borrower hereby irrevocably agrees that the Bank shall not be liable for, and each Borrower waives and agrees not to seek any special, indirect or consequential damages arising out of any claim related to this Agreement.  EACH BORROWER AND THE BANK EACH HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING ANY CREDIT AGREEMENT RELATED CLAIM.

Section 14.             Miscellaneous.

(a)           Each Borrower shall, on demand, pay or reimburse the Bank for all fees, costs and expenses (including reasonable fees and disbursements of legal counsel and other experts employed or retained by the Bank) incurred, and all payments made, and indemnify and hold the Bank harmless from and against all losses suffered, by the Bank in connection with, arising out of, or in any way related to (i) consulting with respect to any matter in any way arising out of, related to, or connected with this Agreement including (A) the protection, preservation, exercise or enforcement by the Bank of any of its rights under or related to this Agreement or (B) the performance by the Bank of any of its obligations under or related to this Agreement, (ii) protecting, preserving, exercising or enforcing any of the rights of the Bank under or related to this Agreement, (iii) any Credit Agreement Related Claim (whether asserted by the Bank or any Borrower or any other Person and whether asserted before or after the date hereof), and the prosecution or defense thereof, or (iv) any governmental investigation arising out of, related to, or in any way connected with this Agreement or the relationship established hereunder, except that the foregoing indemnity shall not be applicable to any loss suffered by the Bank to the extent such loss is determined by a judgment of a court referred to in the second sentence Section 13 hereof that is binding on the Borrowers and the Bank, final and not subject to review on appeal, to be the result of acts or omissions on the part of the Bank, constituting (x) willful misconduct or (y) gross negligence

(b)           Unless otherwise provided herein, any notice or communication required to be delivered under this Agreement, or any agreement or instrument required to be delivered hereunder (the “Notices”) shall be in writing and shall be sent by registered or certified U.S. mail (postage prepaid and return receipt requested), by a reliable hand-delivery or overnight courier service or by telecopier, to be confirmed immediately by sending the original documentation by registered or certified U.S. mail or by a reliable hand-delivery or overnight courier service.  Notwithstanding the foregoing sentence, Notices may be given by telephone if confirmed in writing within twenty-four (24) hours by sending a written version thereof by a reliable hand-delivery or overnight courier service.  In the event of a discrepancy between any telephonic Notice and any written confirmation thereof, such written confirmation shall be deemed effective notice except to the extent that the Bank has acted in reliance on such telephonic Notice.  All Notices shall be delivered or otherwise conveyed to the parties at their respective addresses and telephone and telecopier numbers as follows:  (i) if to the Borrowers, at NEW JERSEY RESOURCES CORPORATION, 1415 Wyckoff Road, Wall, New Jersey 07719, Attn. Mr. Glenn C. Lockwood; Telephone: 732-938-1482; Facsimile: 732-905-4328; and, at NJR ENERGY SERVICES COMPANY, 1415 Wyckoff Road, Wall, New Jersey 07719, Attn. Mr. Dennis Veltre; Telephone: 732-938-4541; Facsimile:732-919-8118; (ii) if to the Bank, at Bank of Tokyo-Mitsubishi UFJ Trust Company, 1251 Avenue of the Americas, 12th Floor, New York, New York 10020-1104, Attention: Ms. Mary Coseo, Portfolio Management Group, Telephone: (212) 782-6932, Telecopier:  (212) 782-6440, and Mr. Henry Clivilles, Loan Transaction Department, Telephone: (212) 782-4315, Telecopier:  (212) 782-6441.  Except as otherwise expressly set forth herein, all Notices shall be effective as against the Bank only upon the receipt thereof.

(c)           No modification or waiver of any provision of this Agreement, or any other instrument or agreement required hereunder, and no consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto, and then in each such event such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrowers in any case shall, of itself, entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(d)           The terms and provisions of this Agreement shall be binding upon, and the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that any Borrower shall not assign any interest in this Agreement or any of the Borrower’s rights, duties, or obligations hereunder or thereunder without the prior written consent of the Bank.

(e)           No delay or omission to exercise any right, power, or remedy accruing to the Bank upon any breach or default of any Borrower under this Agreement or any instrument or agreement required hereunder shall impair any such right, power, or remedy of the Bank, nor shall it be considered to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; and no waiver by the Bank of any single breach or default shall be deemed a waiver of any other breach or default theretofore and thereafter occurring.  Any waiver, permit, consent, or approval of any kind or character on the part of the Bank of any breach or default under this Agreement or any waiver on the part of the Bank of any provision or condition of this Agreement must be in writing specifically set forth.  No remedy herein conferred upon the Bank is intended to be exclusive of any other remedy and each and every such remedy either under this Agreement or by law or otherwise afforded to the Bank, shall be cumulative and not alternative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

(f)            Nothing in this Agreement shall be deemed a waiver or prohibition of the Bank’s rights of banker’s lien or setoff.

(g)           This Agreement may be executed in any number of counterparts and on separate counterparts, each of which shall be deemed to be an original and but all of which taken together shall constitute one and the same Agreement.

(h)           The Bank may assign, pledge or otherwise transfer any or all of its interests, rights, and/or obligations in, or arising under this Agreement, the Commitment, the Loans and may grant or assign to any person in this Agreement, the Commitment, the Loans with consent from the Borrower, which consent shall not be unreasonably withheld; provided that no such consent is required if (i) an Event of Default exists and is continuing; or (ii) such assignment is to an Affiliate of the Bank with the financial capability and wherewithal to carry out the obligations of the Bank hereunder.    Notwithstanding any other provision in this Agreement, the Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Term Loan Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such security interest or pledge in any manner permitted under applicable law.

(i)            Unless otherwise specified herein, all accounting determinations hereunder and all computations utilized by the Borrowers in complying with terms used herein shall be interpreted, and all financial statements required to be delivered hereunder shall be prepared, in accordance with the accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

(j)            The Bank hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow the Bank to identify the Borrowers in accordance with the Act.

(k)           The term “Borrowers” as used in this Agreement shall, unless otherwise specified in this Agreement, mean the “Borrowers and each of them” and each undertaking and obligation of the Borrowers contained in this Agreement and any other loan documents to which both of the Borrowers are parties shall be their joint and several undertakings and obligations. The Bank may proceed under this Agreement or any other loan documents against either or both of the Borrowers at one time or from time to time, in the sole discretion of the Bank.

[No further text appears on this page]

IN WITNESS WHEREOF, each Borrower and the Bank, acting through their duly authorized representatives, have caused this Credit Agreement to be duly executed in duplicate counterparts in the English language and signed in their respective names the day and year first above written.

NEW JERSEY RESOURCES CORPORATION

By:
Name:
Title:

NJR ENERGY SERVICES COMPANY

By:
Name:
Title:

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY

By:
Name:
Title: